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EXHIBIT 15.1


May 13, 2005

AVANIR Pharmaceuticals
San Diego, California

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of AVANIR Pharmaceuticals and subsidiaries for the periods ended March 31, 2005 and 2004, as indicated in our report dated May 13, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in Registration Statement Nos. 33-71276, 33-94370, 333-83089, 333-84183, 333-38094 and 333-108716 on Form S-8 and Registration
Statement Nos. 33-49082, 33-76094, 333-24549, 333-76641, 333-77925, 333-31442,
333-32776, 333-34958, 333-35934, 333-107820, 333-111680, 333-114389, 333-123867
and 333-124230 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ DELOITTE & TOUCHE LLP